Exhibit to Form N-SAR-B/A
Filed in Response to N-SAR - Item 77K
Reg S-K Item 304(a)(3) Requirement



April 1, 2015

Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Gentlemen:

We have read Item 77K of Form N-SAR-B/A, dated
October 31, 2014, of The Advisors Inner Circle Fund, with regard to the CBRE Clarion Long/Short Fund and CBRE Clarion Global Infrastructure Value Fund and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


Yours very truly,

/s/ ERNST & YOUNG LLP


Philadelphia, Pennsylvania